EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
April 21, 2008		Judy Graham-Weaver
David Hirschman
678.254.7442
Arne Haak (Financial)
407.318.5187

AirTran Holdings, Inc., Reports First Quarter Results

- Record Revenues of $596 Million -

- Ranked #1 in Airline Quality Ratings -

- First Quarter Traffic Increased 19.2 Percent -

- Record 5.7 Million Customers Served -

- Fuel Costs Up More Than $100 Million -

ORLANDO, Fla. (April 22, 2008) – AirTran Holdings, Inc., (NYSE: AAI), the parent company of AirTran Airways, Inc., today reported a net loss of $34.8 million or $0.38 per diluted share for the first quarter. During the same quarter in 2007, AirTran reported net income of $2.2 million or $0.02 per diluted share. This quarter’s loss is attributable to the effects of record high fuel costs.

AirTran revenues remain very strong, despite generally negative economic news in the U.S. First quarter traffic rose by 19.2 percent on a 10.8 percent increase in capacity, resulting in a record first quarter load factor of 75.3 percent, a 5.2 point increase over 2007. Revenues for the first quarter grew 18.3 percent to $596.4 million, an all-time quarterly record, and passenger unit revenue increased 6.9 percent.

The average price per gallon of fuel increased 49.3 percent to $3.00 in the first quarter compared to $2.01 in the first quarter of 2007. Total fuel expense was $268 million, up $102 million from the prior year. During the first quarter, AirTran realized $4.1 million of hedging gains which reduced fuel expense. The quarter also includes non-operating expense of $5.2 million pertaining to unrealized net losses on certain fuel related derivative financial instruments. At quarter end, the estimated net asset fair value of AirTran’s fuel related derivative financial instruments was $17.3 million, including unrecognized gains of $13 million. Going forward the Company has increased its fuel hedge positions to cover approximately 50 percent of its fuel needs for the remainder of the year.

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AirTran Reports First Quarter Results

“Despite record revenues, record high fuel costs remain a tremendous challenge for all airlines,” said Bob Fornaro, AirTran Airways’ president and chief executive officer. “We remain committed to serving our customers, reducing costs and profitably managing our company going forward. We are proud that AirTran Airways Crew Members have maintained our focus on a high operational and service standard while achieving the number one ranking in the 2008 Airline Quality Rating report. By focusing on what we do and doing it better than anyone else, AirTran Airways will continue to be well positioned for the future.”

The Airline Quality Rating report is an objective analysis of the Department of Transportation (DOT) performance data for all U.S. airlines produced annually by Wichita State University and the University of Nebraska at Omaha. AirTran has ranked in the top 3 for the past four years as a result of its industry leading performance in baggage delivery, low involuntary denied boardings, on-time performance and consumer satisfaction.

Providing exceptional customer service remains our top priority, but we are recasting our growth plans. In this regard, AirTran Airways has completed a comprehensive review of its future fleet and capacity plans and is taking a number of steps to better match its capacity to the current environment. AirTran Airways intends to reduce its planned growth in capacity commencing in the last four months of 2008 from a planned10 percent increase to no more than flat. AirTran will also reduce planned capacity growth next year from just under 10 percent to no more than flat.

“Advanced bookings for the summer look very strong, however, we are nonetheless concerned with the continued rise in fuel prices, particularly towards the end of this year” said Kevin Healy, senior vice president of marketing and planning. “Given the current environment we will execute on a plan that will result in the suspension of our growth plans beginning in September 2008 and continuing at least through 2009. We will remain focused on positioning ourselves to be successful in a high fuel environment by reducing costs and improving efficiencies. At the same time we will continue our focus on increasing unit revenues, introducing more ancillary revenue programs, such as the optional advance seat assignment fees, and maximizing the revenue production associated with our A+ Rewards frequent flier program.”

“Our plan is to remain ahead of the curve and control our own destiny,” he added.

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AirTran Reports First Quarter Results

Recent highlights of AirTran Airways’ accomplishments in the first quarter and to date include:

•	Added four new Boeing 737-700 aircraft, which increased our 737 fleet to 54 aircraft and total fleet to 141 aircraft.

•	Initiated service to San Juan, Puerto Rico, on March 5.

•	Announced the commencement of service to Burlington, Vt., on May 21, and San Antonio, Texas, on June 11.

•	Announced additional nonstop flights between Milwaukee, Wis., and Washington D.C., effective in May.

•	Announced expansion of Baltimore/Washington service with the addition of new nonstop flights to Los Angeles, Calif. and additional flights to Seattle, Wash. and Portland, Maine.

•	Reported record traffic in January, February and March.

AirTran Holdings, Inc., will conduct a conference call to discuss the quarter’s results today at 9:00 a.m. EDT. A live broadcast of the conference call will be available via the Internet in the investor relations section at www.airtran.com.

AirTran Holdings, Inc., a Fortune 1000 company, is the parent company of AirTran Airways, which ranked number one in the 2008 Airline Quality Rating study and offers more than 700 affordable, daily flights to 58 U.S. destinations. With 8,900 friendly Crew Members and America’s youngest all-Boeing fleet, AirTran Airways provides XM Satellite Radio and Business Class seating on every flight. For more information and free online booking, visit airtran.com.

Editor’s note: Statements regarding the Company’s operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2007. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

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* Attached: Consolidated Statements of Operations*

AirTran Holdings, Inc.

Consolidated Statements of Operations

(In thousands, except per share data and statistical summary)

(Unaudited)

	Three Months Ended March 31,		Percent Increase (Decrease)
	2008	2007
Operating Revenues:
Passenger	$566,429	$478,554	18.4
Cargo	—	899	—
Other	29,962	24,613	21.7

Total operating revenues	596,391	504,066	18.3
Operating Expenses:
Salaries, wages and benefits	118,907	107,717	10.4
Aircraft fuel	268,442	166,080	61.6
Aircraft rent	60,799	60,893	(0.2)
Distribution	22,539	18,929	19.1
Maintenance, materials and repairs	41,332	33,534	23.3
Landing fees and other rents	35,113	28,912	21.4
Aircraft insurance and security services	5,293	5,736	(7.7)
Marketing and advertising	11,468	11,129	3.0
Depreciation	13,241	10,241	29.3
Other operating	54,484	47,956	13.6

Total operating expenses	631,618	491,127	28.6

Operating Income (Loss)	(35,227)	12,939	—
Other (Income) Expense:
Interest income	(1,782)	(4,977)	(64.2)
Interest expense	18,704	16,662	12.3
Capitalized interest	(2,584)	(2,484)	4.0
Unrealized losses on derivative financial instruments, net	5,190	—	—

Other (income) expense, net	19,528	9,201	—

Income (Loss) Before Income Taxes	(54,755)	3,738	—
Income tax expense (benefit)	(19,942)	1,580	—

Net Income (Loss)	$(34,813)	$2,158	—

Earnings (Loss) per Common Share
Basic	$(0.38)	$0.02	—
Diluted	$(0.38)	$0.02	—
Weighted-average Shares Outstanding
Basic	92,114	91,338	0.8
Diluted	92,114	92,881	(0.8)
EBITDA	$(27,176)	$23,180	—
Operating margin (loss)	(5.9)%	2.6%	(8.5	) pts.
Net margin (loss)	(5.8)%	0.4%	(6.2	) pts.

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	Three Months Ended March 31,				Percent Increase (Decrease)
	2008		2007
First Quarter Statistical Summary:
Revenue passengers	5,718,319		5,080,108		12.6
Revenue passenger miles (000s)	4,347,399		3,648,119		19.2
Available seat miles (000s)	5,771,038		5,207,132		10.8
Departures	63,570		61,602		3.2
Block hours	134,816		124,252		8.5
Passenger load factor	75.3%		70.1%		5.2	pts.
Break-even load factor	82.6%		69.5%		13.1	pts.
Average fare	$99.06		$94.20		5.2
Average yield per RPM	13.03	¢	13.12	¢	(0.7)
Passenger revenue per ASM	9.82	¢	9.19	¢	6.9
Operating cost per ASM	10.94	¢	9.43	¢	16.0
Fuel price neutral cost per ASM	9.41	¢	9.43	¢	(0.2)
Non-fuel operating cost per ASM	6.29	¢	6.24	¢	0.8
Average cost of aircraft fuel per gallon	$3.00		$2.01		49.3
Gallons of fuel burned	89,605,101		82,680,619		8.4
Weighted-average number of aircraft	138		129		7.0

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Three Months Ended March 31, 2008 and 2007

Within our press release, we make reference to certain non-GAAP financial measures including EBITDA. Earnings before income taxes, interest, depreciation and amortization (“EBITDA”) is a supplemental non-GAAP financial measure used by management, as well as industry analysts, to evaluate operations and operating performance. We are also presenting EBITDA because it is used by some industry analysts and investors as a way to assess a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Our disclosure of non-fuel operating cost per available seat mile (non-fuel CASM) and fuel price neutral cost per available seat mile (fuel price neutral CASM) is consistent with financial measures reported by other airlines and analysts. We believe that non-fuel CASM and fuel price neutral CASM provide a better understanding of our operations. Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.

Non-GAAP net income (loss) and non-GAAP net income (loss) per common share are also presented. Non-GAAP net income (loss) excludes unrealized gains (losses) on derivative financial instruments. Unrealized gains (losses) on derivative financial instruments consist primarily of unrealized gains and losses on fuel related derivative financial instruments. Management believes that an understanding of the Company’s operating results can be enhanced by excluding the impact of unrealized gains and losses on derivative financial instruments. Non-GAAP net income (loss) includes the impacts of realized gains and losses on derivative financial instruments.

We believe that these measures represent important internal measures of performance. Accordingly, where these non-GAAP measures are provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a year-over-year and a quarter-over-quarter basis. However, because these measures are not determined in accordance with accounting principles generally accepted in the United States, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result the aforementioned measures as presented may not be directly comparable to similarly titled measures presented by other companies. The non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements.

	Three months ended March 31,
	2008	2007
The following table reconciles net income (loss) to EBITDA:
Net income (loss)	$(34,813)	$2,158
Add back:
Income tax expense (benefit)	(19,942)	1,580
Interest expense, net	14,338	9,201
Depreciation	13,241	10,241

EBITDA	$(27,176)	$23,180

The following table shows the calculation of non-fuel operating cost per ASM:
Total operating expenses	$631,618	$491,127
Less: aircraft fuel	(268,442)	(166,080)

Non-fuel operating cost	$363,176	$325,047

ASMs (000)	5,771,038	5,207,132
Non-fuel operating cost per ASM (cents)	6.29	6.24

The following table shows the calculation of fuel price neutral cost per ASM:
Gallons of fuel burned	89,605,101	82,680,619
Prior year cost of fuel (dollars/gallon)	2.01
Total operating expenses	$631,618	$491,127
Aircraft fuel based on prior year price	180,106
Aircraft fuel for current period	(268,442)

Adjusted total operating expenses	$543,282

ASMs (000)	5,771,038	5,207,132
Fuel-neutral cost per ASM (cents)	9.41	9.43

	Three months ended March 31,
	2008	2007
The following table shows the components of aircraft fuel expense:
Aircraft fuel- including taxes and into plane feed and excluding realized gains (losses) on fuel derivative financials instruments	$272,495	$166,040
Realized gains (losses) on fuel derivative instruments included in aircraft fuel:	4,053	(40)

Aircraft fuel per financials instruments	268,442	166,080

The following table shows reconciled GAAP net income (loss) to non-GAAP income (loss) and presents the calculation of non-GAAP earnings (loss) per diluted share:

Net income (loss)	$(34,813)	$2,158
Add back:
Unrealized losses on derivative financial instruments, primarily fuel related, net of taxes expenses	3,242	—

Net Income (loss) non-GAAP	$(31,571)	$2,158

Diluted shared outstanding	92,114	92,881
Diluted earnings (loss) per share non-GAAP	(0.34)	0.02